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                                                                   EXHIBIT 10.19

                             MANUFACTURE AND SUPPLY
                                    AGREEMENT


                             PROGRAM(R) SUSPENSION

                                        &

                           INTERCEPTOR(R) BEEF FLAVORED
                                     TABLETS


                           BETWEEN             CIBA-GEIGY CORPORATION
                                               410 Swing Road
                                               Post Office Box 18300
                                               Greensboro, North Carolina 27419


                           AND                 KING PHARMACEUTICALS, INC.
                                               501 Fifth Street
                                               Bristol, Tennessee 37620


                           EFFECTIVE DATE:     July 17, 1995


                                                                 Agreement No.__




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                        MANUFACTURE AND SUPPLY AGREEMENT

         THIS AGREEMENT, is made this 17th day of July, 1995 by and between CIBA-GEIGY CORPORATION, a New York corporation with offices at 410 Swing Road, Post Office Box 18300, Greensboro, North Carolina 27419 ("CIBA") and KING PHARMACEUTICALS, INC., a Tennessee corporation with offices at 501 Fifth Street, Bristol, Tennessee 37620 ("KPI").

                                  WITNESSETH:

         WHEREAS, CIBA-GEIGY desires KPI to undertake the manufacture of PROGRAM
(R) SUSPENSION and INTERCEPTOR(R) Tablets (beef flavored) and to purchase same from KPI and KPI desires to manufacture and sell same to CIBA;

         NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

1.0 - GENERAL DEFINITIONS

1.1 "AGREEMENT" shall mean this document and all attachments, exhibits, schedules, and addenda.

1.2 "PRODUCT" shall mean (a) liquid in suspension form containing lufenuron for the purpose of controlling external parasites (fleas) on dogs and cats which is known as PROGRAM(R) Suspension; and (b) INTERCEPTOR (R) beef-flavored tablets containing milbemycin oxime for use in dogs.

1.3      "FDA" shall mean the U. S. Food and Drug Administration.

1.4 "FURNISHED MATERIALS" shall mean lufenuron technical and milbemycin oxime technical material supplied by CIBA.



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1.5      "CONFORMING PRODUCTS" shall mean Product conforming to the specifications set forth in Schedule A attached hereto and made a part hereof.

1.6 "CONFORMING FURNISHED MATERIALS" shall mean Furnished Materials conforming to the specifications set forth in Schedule B attached hereto and made a part hereof.

1.7 "TARGETED YIELD RATIOS" shall mean the yield ratios of Conforming Products to Furnished Materials set forth in Schedule D attached hereto and made a part hereof.

1.8 "TRANSFER PRICE" shall mean the price charged to CIBA by KPI for the production of each batch of Conforming Product (the "Batch Price"), said price being described in Schedule E attached hereto and made a part hereof.

1.9 "PRODUCTION YEAR" shall mean each period of one calendar year from January 1st through December 31st during the term of this Agreement, provided that the initial "Production Year" for this Agreement shall commence on the date of this Agreement and shall terminate on December 31, 1995.

1.10 "BY-PRODUCT" shall mean all materials, except Conforming Products, that are present at the KPI facility, produced or generated in connection with the manufacture of Products, including Product that does not meet specifications, wastewater, residue, waste, bottoms and other remainders and materials, packaging of components of Products, and components of Products that are not used in the manufacture of Products.

1.11 "PLURALS, GENDERS AND PERSONS" In this Agreement, words importing the singular number only shall include the plural and vice versa; words importing a specification of gender shall include the other genders; and, references to persons shall include corporations and one or more persons, their heirs, executors, administrators or assigns, as the case may be.


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1.12     "GUARANTEED PURCHASES" shall mean Targeted purchase amounts in the amounts for each Product for the period specified as set forth in Schedule F, which is attached hereto and incorporated herein by reference.

2.0 - SCOPE OF WORK

         Subject to the terms and conditions of this Agreement, CIBA agrees to make the Guaranteed Purchases of the Products from KPI and KPI agrees to manufacture and supply to CIBA Product in the quantities ordered by CIBA, subject to the provisions of this Agreement, and conforming to the specifications set forth in Schedule A from Furnished Materials received from CIBA which conform to the specifications set forth in Schedule B. KPI shall be responsible for conducting a stability program concerning the Products, said program to be carried out in the manner and at the cost outlined in Schedule C attached hereto and made a part hereof and at the cost set forth in Section 3.0 herein. KPI shall manufacture the Products strictly in accordance with Schedule A.

         CIBA agrees to provide to KPI such quantities of Conforming Furnished Materials as CIBA reasonably determines to be sufficient in accordance with the applicable Targeted Yield Ratios set forth in Schedule D or otherwise agreed upon by the parties for the manufacture of the quantities of Conforming Products requested by CIBA, and to pay the applicable fee for the manufacture of such Conforming Products.

2.1 QUANTITIES OF PRODUCTS PRODUCED. KPI agrees to produce such quantities of Conforming Products as are ordered by CIBA during the term of this Agreement in accordance with the Targeted Yield Ratios applicable to such Products all subject to the provisions of Section 7 and other related Sections.


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2.2      QUANTITIES OF FURNISHED MATERIALS. During the term of this Agreement,
CIBA agrees to supply KPI with such quantities of Conforming Furnished Materials as CIBA reasonably determines to be sufficient, based on the Targeted Yield Ratio applicable to a Conforming Product, for the manufacture of the quantity of such Conforming Products ordered by CIBA. CIBA shall supply such quantities of Conforming Furnished Materials at a mutually agreed upon time prior to the commencement of each production campaign.

2.3 PACKAGING NOT REQUIRED. KPI shall not be required to perform the finished packaging of any Product. All Products shall be supplied to CIBA in bulk form in bulk containers approved by CIBA.

3.0 - DEVELOPMENTAL WORK AND STABILITY TESTING

         This Agreement contemplates no development work. Any Arrangement for development work will be negotiated by the parties and memorialized in a separate agreement. KPI shall make use of its facilities in conducting the stability program set out in Schedule C. CIBA shall pay KPI for such stability work at KPI's then prevailing rates, as such rates are from time to time established by KPI, which shall not be less than $50.00 per hour (or any part thereof) per laboratory technician or support person. The rate of $50.00 per hour (or any part thereof) per laboratory technician or support person shall apply to stability testing also.

4.0 - FINANCIAL PROVISIONS

4.1 TRANSFER PRICE. Subject to the provisions of Subsection 4.2 during the initial term of this Agreement, KPI shall manufacture and sell the Conforming Product to CIBA at the Transfer Price. Said Transfer Price is conditioned upon, and assumes delivery, F.O.B. King Pharmaceuticals, Inc., Bristol, Tennessee.


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4.2      PAYMENT. The balance of any invoice shall be due KPI within thirty
(30) days of the date of the invoice, said invoice to be issued by KPI upon shipment of the Conforming Product to CIBA. Late payment of undisputed invoiced amounts will incur additional interest charges at the current prime rate established by Citibank, New York on the first day of the month in which the original payment was due for the period from the due date until the date payment is made.

5.0 - TERM AND TERMINATION

5.1 TERM. This Agreement shall commence on the date first written above and shall continue until December 31, 1997 unless sooner terminated or extended as hereinafter provided.

5.2 TERMINATION. Prior to the expiration of the initial or any renewal term, this Agreement may be terminated as below provided upon the occurrence of any of the following events:

         5.2.1 MATERIAL BREACH. Such termination shall be effective sixty (60) days after written notice is delivered by either party to the other party in the event that the other party breaches any material provision of this Agreement, and such other party fails to remedy such material breach prior to expiration of the sixty (60) day notice period.

         5.2.2 INSOLVENCY. Such termination shall be immediately effective upon written notice delivered by either party to the other upon the insolvency, bankruptcy or any other reorganization of the other party under the Bankruptcy Code.

         5.2.3 REPEATEDLY LATE PAYMENTS. Such termination shall be effective sixty (60) days after written notice of a history or continuing series of uncontested payments or failure to pay interest due on late payments. In this context, any three instances of late payments, late interest payments or any combination of the two in any Production Year shall be considered a "history or continuing series".


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         5.2.4  FAILURE TO PROVIDE PROJECTIONS. Such termination at King's option shall be immediately effective upon two or more failures of CIBA during any Production Year or renewal term hereof to supply projections or forecasts within the established time.

         5.2.5 FAILURE TO MEET GUARANTEED PURCHASES. Such termination at King's option shall be immediately effective upon any failure by CIBA to purchase its Guaranteed Purchases during the applicable Production Year.

         5.2.6 FDA ACTION. Such termination shall be immediately effective in the event of action by the FDA or any federal, state or local regulatory agency, board, or group removing or recalling Product or materially interrupting with the continuous manufacturing, packaging, or shipping of the Product;

         5.2.7 MUTUAL CONSENT. Such termination shall be immediately effective upon the written consent of the Parties; or

         5.2.8 OTHERWISE PROVIDED. As may be otherwise provided or permitted under this Agreement.

5.3 SURVIVAL PROVISIONS. Termination under Subsection 4.2 shall not relieve either party of any obligations or liabilities incurred by the party prior to or in connection with termination. The provisions of Sections 11.0, 12.0, 14.0, 16.0, 17.0 and 22.0 shall survive the termination or cancellation of this Agreement for any reason.


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6.0 - REQUIRED DOCUMENTS

6.1 REGULATORY FILINGS. The parties agree to cooperate fully in the preparation and filing of any and all documents required by regulatory agencies to allow KPI to lawfully produce the Product and CIBA to lawfully use or sell the Product. Notwithstanding the foregoing, regulatory approval of the Product shall be the sole responsibility of CIBA, except as provided herein.

6.2 PRODUCTION AND CONTROL DOCUMENTS. CIBA will provide KPI with copies of all information necessary to manufacture, package and ship the Product including, but not limited to, all information described in Schedules A, B, C, and D, analytical methods, other control procedures and relevant material safety data sheets.

6.3 APPLICABILITY OF THE CONFIDENTIALITY PROVISIONS. Any exchange of information by the parties required by Subsections 6.1 and 6.2 above shall be governed by and subject to the provisions of Section 22.0 of this Agreement.

7.0 - MANUFACTURE AND SUPPLY ARRANGEMENTS

7.1 REQUIREMENT ESTIMATES. At the time of execution of this Agreement, CIBA shall furnish KPI with an estimate of its annual requirements of the Products from KPI, calculated on a month to month basis. Every six months, commencing at the time of execution of this Agreement, CIBA shall furnish KPI with an estimate of its requirements of the Products from KPI for the next six month period, calculated on a month to month basis; provided, however, KPI shall have the opportunity to comment upon all forecasts and, within ten (10) business days after receipt of such Product forecast, shall advise CIBA whether a forecast unreasonably exceeds KPI's anticipated capacity or other concerns KPI may have about the forecast. CIBA shall also at the time of execution of this Agreement submit its first firm purchase order as outlined below.


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7.2      PURCHASE ORDERS. CIBA shall submit to KPI in writing a firm Purchase
Order sixty (60) days in advance of delivery. CIBA is obligated to submit firm purchase orders of not less than 50% of its monthly projections in its estimate of its annual requirements of the Products or not less than 80% of its monthly projections in its six month estimate of its six month requirements of the Products, whichever is greater. KPI shall not be obligated to deliver full quantities of Products required by said purchase order within the sixty (60) day period if the quantity ordered is plus 50% of the monthly projections in the annual estimate or plus 20% of the monthly projection in the six month estimate as provided to KPI, whichever is less. Subject to Targeted batch sizes, KPI shall not be obligated to furnish finished Product to the extent Furnished Materials are not delivered to KPI in a timely manner and in sufficient quantity for KPI to meet production forecasts and schedules. The obligations of the parties otherwise are governed by the terms and conditions of this Agreement and none of the general terms and conditions of any CIBA purchase order form or any KPI acknowledgment shall be controlling. CIBA acknowledges again its obligations for Guaranteed Purchases and will not submit forecasts or purchase orders which would result in a shortfall of CIBA's obligations for Guaranteed Purchases.

7.3 DELIVERY OF FURNISHED MATERIALS. Based on the Targeted Yield Ratios required for a batch, CIBA shall make available to KPI adequate quantities of Furnished Materials sufficiently in advance of scheduled production of such batch at a mutually agreed upon time prior to commencement of each production campaign. Furnished Materials shall be delivered to KPI's facility located to 501 Fifth Street, Bristol, Tennessee 37620 at CIBA's expense.


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7.4      OTHER MATERIALS AND INPUTS. KPI shall be responsible at its sole cost and expense to provide all materials, except Furnished Materials, and labor and other inputs necessary to produce the quantities of Conforming Products ordered by CIBA pursuant to this Agreement, and agrees that the sole compensation due to KPI for such materials and input is the Transfer Price set forth herein.

7.5 DELIVERY OF PRODUCT. KPI shall deliver the Products to CIBA FOB the carrier approved by CIBA at KPI's facility.

7.6 RETURN TO CIBA OF BY-PRODUCT. KPI shall deliver all By-Products to CIBA at CIBA's expense.

7.7 ARTWORK AND COPY. CIBA shall be responsible for all artwork and copy relating to the final packaging and labeling of the Product. CIBA shall also be responsible for compliance with all federal, state and local laws and regulations concerning packaging and labeling, and for obtaining any necessary regulatory approvals of printed materials, artwork and copy.

7.8 INSPECTIONS. Upon ten (10) calendar days' written notice, CIBA shall have the right to inspect, no more than once every quarter of a calendar year, during normal business hours, all records and facilities associated with the manufacture, processing and packaging of Product, as well as with the receipt, storage and issuance of components and ingredients thereof.

7.9 REPORTS AND RECORDS. KPI agrees to maintain and to preserve throughout the term of this Agreement, and for a period of three (3) years following termination of this Agreement, or for such longer period as may be required by applicable law or regulation, all books, records and other documents relating to KPI's performance of manufacturing services pursuant to this


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Agreement. During such period(s), CIBA shall have the right, upon ten (10)
days' written notice and within normal business hours, to examine and copy, without charge, any such records.

7.10 TARGETED QUANTITY. CIBA shall purchase from KPI during the relevant period no less than the Guaranteed Purchases of Products as shown in SCHEDULE F.

8.0 - TITLE AND RISK OF LOSS

         Title to and risk of loss of Furnished Materials and Products shall remain with CIBA. KPI shall not sell, pledge, hypothecate, dispose of, or otherwise transfer any interest in the Furnished Materials, By-Product or Products except as otherwise provided in this Agreement, and shall use the Furnished Materials solely for purposes of manufacturing Products for CIBA. KPI shall provide safe and secure storage conditions for the Furnished Materials and Products while they are at KPI's location. KPI shall fully cooperate with CIBA in taking such steps as CIBA may reasonably require in order to protect its interest in Products or Furnished Material against the claims or competing interests of third parties, including any creditors of KPI.

9.0 - ANALYTICAL CERTIFICATION AND REGULATORY COMPLIANCE

9.1 CERTIFICATE OF ANALYSIS. Before delivery to CIBA, each lot of Product shall be tested by KPI in accordance with the specifications for Conforming Products. The items tested, specifications and test results shall be set forth in a Certificate of Analysis for each lot delivered. These certificates shall confirm that the Product lot test results met the acceptance criteria established for Conforming Products.

9.2 REGULATORY COMPLIANCE. KPI shall advise CIBA immediately if an authorized agent of any governmental agency visits KPI's manufacturing facility and requires changes to be made in the method of manufacture or packaging of the Product. In such event, KPI shall not

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implement any such change without obtaining prior written approval from CIBA, which approval shall not be unreasonably withheld. Copies of documents left by authorized agents of governmental agencies (e.g., Form FDA 483) that relate to the Product shall be furnished to CIBA in a timely manner.

10.0 - REJECTED SHIPMENTS

10.1 PRODUCT FAILS TO MEET SPECIFICATIONS. Within thirty (30) days after its receipt of each shipment of Product and the related Certificate of Analysis, CIBA shall notify KPI in writing if CIBA chooses to reject the shipment, otherwise the shipment shall be deemed accepted by CIBA. Any notification of rejection shall state with specificity the basis for rejection, and shall state whether CIBA requires the rejected shipment to be replaced with a new shipment of Product. A replacement shipment of Product so required by CIBA shall be made by KPI as soon as practicable using reasonable efforts (but no later than forty-five (45) days after KPI receives such notification), or as soon thereafter as the Furnished Materials are made available by CIBA to KPI for the manufacture of replacement Product. Such replacement Product shall be invoiced by KPI and paid for by CIBA at the same price as invoiced for the rejected shipment of Product.

10.2 No Obligation to Pay. CIBA shall not be obligated to pay for any rejected shipment of Product which fails to meet specifications for Conforming Products, but CIBA shall be obligated to pay in full for any rejected shipment of Product which does meet said specifications. In the event CIBA states in its Notice of Rejection that such rejection is based on the Product failing to meet the appropriate specifications, KPI shall have fifteen (15) days within which to notify CIBA in writing of KPI's objection thereto, and the parties shall, within ten (10) days after


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KPI sends its objection to CIBA, submit the issue to an independent laboratory in accordance with Subsection 10.3 below.

10.3 CONFLICTING TEST RESULTS. In the event of a conflict between the test results of KPI, and the test results of CIBA with respect to any shipment of Product by KPI an effort will be made to reconcile the test results. If the parties fail to reconcile such results with ten (10) days after KPI sends it notice of objection pursuant to Section 10.2, an adequate sample of the rejected Product in its bulk material form shall be submitted by KPI to an independent laboratory acceptable to both parties for testing against the specifications for Conforming Products using the procedures described in these specifications. The test results obtained by such laboratory shall be final and controlling, and the fees and expenses of the laboratory shall be borne entirely by the party against whom such laboratory findings are made. If the laboratory's findings are in flavor of KPI, CIBA shall immediately pay KPI the price invoiced for the rejected Product.

10.4 PRODUCT OUT OF SPECIFICATION. In the event that any batch of Product produced by KPI fails to meet the Specifications set forth in Schedule A or is not manufactured in accordance with its Targeted Yield Ratio, then KPI shall, within twenty (20) days after obtaining either KPI's test results or confirming test results from an independent laboratory pursuant to Section 10.3 or batch records showing such failure, notify CIBA in writing of such failure and of KPI's election of one of the following options:

     (a) Permit CIBA to terminate its obligations regarding the Product in question (Interceptor(R) or Program(R) under this Agreement; provided, however, CIBA's obligations with respect to Products other than the Products in question shall remain in full force and effect, and further provided that CIBA shall, within 30 (thirty) calendar days of the date on which KPI sends


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CIBA notice of its election of options, inform KPI of whether or not it will immediately terminate its obligations for Interceptor, or continue with the terms for Interceptor in place.

         (b) Negotiate with CIBA to establish a mutually agreeable price for the replacement of Furnished Materials used in the manufacture of the batch of Product that failed to meet specifications or that exceeded the Targeted Yield Ratio for that batch.

10.5 RETURN OF REJECTED SHIPMENTS. KPI shall make arrangements with CIBA for the disposal of any shipment of Product rejected by CIBA pursuant to this Section. The disposal costs for any rejected shipment of Product shall be paid by KPI unless the independent laboratory determination pursuant to Section 10.3 demonstrates that such rejected shipment of Product conforms to the appropriate specifications, in which case any such disposal costs shall be for the account of CIBA.

11.0-PRODUCT COMPLAINTS/ADVERSE REACTION REPORTS

         If either party becomes aware of any report concerning the Product which may involve or impact KPI's manufacture hereunder, the party shall promptly communicate such report to the other party in writing. If KPI receives any Adverse Reaction Reports relating to the Product, KPI shall notify CIBA thereof within twenty-four (24) hours via telephone and shall follow-up with a written notification within forty-eight (48) hours after receiving such report.

12.0-PRODUCT RECALLS

         In the event a governmental entity issues a request, directive or order that the Product be recalled, or a court of competent jurisdiction orders such a recall, or CIBA voluntarily elects to recall the Product, the parties shall take all appropriate recall actions. If such recall results from the breach of KPI's warranties under this Agreement, defective manufacture or packaging, or


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         AUTOMOBILE LIABILITY INSURANCE including non-owned and hired vehicle coverage with limits of liability of not less than: Bodily Injury $500,000 each occurrence; Property Damage $250,000 each occurrence and $500,000 in the aggregate.

         EXCESS LIABILITY INSURANCE OVER COMPREHENSIVE GENERAL LIABILITY AND COMPREHENSIVE AUTOMOBILE LIABILITY coverages afforded by the primary policies described above with Targeted limits of $1,000,000 per occurrence and $2,000,000 in the aggregate in excess of the specified limits. This policy shall cover, among other risks, the contractual liability assumed in this Agreement.

         FIRE INSURANCE WITH EXTENDED COVERAGE in such form and amount as CIBA may reasonably require in order to protect CIBA's interest in Furnished Materials up to a maximum coverage of $1,000,000.

         ENVIRONMENTAL IMPAIRMENT LIABILITY INSURANCE for non-sudden and accidental occurrences, if required by applicable law or regulation.

13.2 CERTIFICATES OF INSURANCE. Upon request, KPI shall promptly furnish CIBA with certificates of insurance or true copies of policies, showing the above coverages and providing for at least thirty (30) days prior written notice to CIBA of cancellation or modification. The policy or certificate of Comprehensive General Liability and Excess Liability coverages shall state that it is primary coverage and not concurrent or excess over other valid insurance which may be available to CIBA, and shall certify, as to KPI's Comprehensive General Liability Insurance (a) that restrictive clauses, such as the care, custody and control exclusion in the property damage section have been eliminated from the Policy and no similar restrictive clauses are included: and
(b) that all liability assumed by KPI under this Agreement is insured.


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13.3     INCREASED EXPENSE. If so required by CIBA, KPI shall alter the kinds of insurance and/or increase the limits thereof, from those set forth in Section 13.l of this Agreement, and any such changes shall be at the expense of CIBA, but only to the extent that such expense is applicable to this Agreement. In the event KPI so desires, it may carry out or take additional kinds of insurance or increased limits over those set forth in this Agreement, but in any such case at its own expense.

13.4 LOSSES OR EXPENSES OF CIBA. Losses or expenses of CIBA compensated by the foregoing insurance, whether or not due to the negligence or fault of KPI, or its subcontractors, their agents or employees, shall be payable to CIBA by KPI whether or not encompassed by the indemnity provisions of this Agreement.

14.0 COMPLIANCE WITH LAWS

14.1 HEALTH AND SAFETY INFORMATION. Material Safety Data Sheets for Furnished Materials are included in Schedule A. CIBA shall promptly forward to KPI revisions and updates, if any, to such Material Safety Data Sheets. KPI shall transmit such Materials Safety Data Sheets and communicated the information contained therein to its agents and employees, as required by all applicable local, state and federal laws and regulations. It is understood that CIBA has conveyed to the best of its ability its knowledge relative to the safe handling of Furnished Materials, By-Product containing Furnished Materials and Products, and that KPI will take all required safety precautions during the use and handling of the same. KPI acknowledges that it is fully familiar with such information and the risks expressly disclosed by CIBA, as well as risks that, based on its expertise as an experienced pharmaceutical manufacturer, are implicit in manufacturing the


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Products, and KPI accepts full responsibility for such risks, subject to the indemnity obligations of CIBA.

14.2 PERMITS. KPI represents that its holds and, during the term, will maintain all required licenses, permits and similar governmental authorizations (collectively, the "Permits") required for its performance under this Agreement and will, at CIBA's request, provide copies of such permits. KPI shall provide CIBA with prompt, written notice if, during the term of this Agreement, any Permit is due to expire and will not be (or is not likely to be) renewed as currently in force or becomes the subject of any judicial or administrative action.

14.3 ADDITIONAL AGREEMENTS. KPI agrees to, and shall comply with, the following:

         (a) Report promptly to CIBA any hazards or operational difficulties experienced in handling or processing CIBA's Furnished Materials, By-Products containing Furnished Materials or Products and any complaints or adverse reaction reports concerning the Products received by KPI;

         (b) Comply with all applicable federal, state and local laws and regulations regarding the environment and worker health and safety in performance of this Agreement;

         (c) Otherwise comply with all federal, state and local laws and regulations applicable to its performance under this Agreement, including without limitation, the delivery of Products to CIBA; and

         (d) Cooperate fully in the preparation of such and all documents required by regulatory agencies to permit performance under this Agreement. Notwithstanding the foregoing, regulatory approval of the Products shall be the sole responsibility of CIBA.


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15.0 KPI WARRANTY

         KPI warrants that the Product will be manufactured in conformity with the specifications for Product set forth in Schedule A. KPI further warrants that: (a) it is knowledgeable in manufacturing pharmaceutical products and has at its facility all equipment and supplies, with the exception of Furnished Materials, required for the production of Product under this Agreement, and (b) it currently holds all Permits required for manufacture of the Product in full compliance with federal, state and local laws or regulations.

16.0-INDEMNIFICATION

16.1 INDEMNIFICATION BY CIBA. CIBA shall indemnify, defend and hold KPI harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorney fees), resulting from any third party claims made or suits brought against KPI which arise out of the handling, storage, promotion, marketing, distribution, use or sale of the Product or Furnished Materials, including without limitation, any claims (express, implied or statutory), involving the efficacy, safety, or use to be made of the Product, or which otherwise arise out of the negligence or willful misconduct of CIBA or its material breach of this Agreement, except to the extent such liability, damage, loss, cost or expense (including reasonable attorneys fees) results from the breach of KPI's warranties under Section 15.0 hereof or KPI's negligence or willful misconduct.

16.2 INDEMNIFICATION BY KPI. KPI shall indemnify, defend and hold CIBA harmless from and against any and all claims, liabilities, damages, losses, costs or expenses (including reasonable attorney fees), resulting from any third party claims or suits brought against CIBA which arise out of KPI's negligence or willful misconduct in its manufacture, packaging or


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handling of the Furnished Materials or Product or its material breach of this
Agreement, except to the extent such liability, damage, loss, cost or expense (including reasonable attorneys fees) results from the manufacture or packaging of Product in accordance with the specifications or by reason of CIBA's negligence or willful misconduct. Notwithstanding the foregoing, KPI shall not be liable for any lost profits to CIBA arising from CIBA's failure to make sales of the Product due to the failure of KPI to supply Conforming Product.

16.3 CONDITIONS IMPOSED UPON INDEMNITY. If either party proposes to seek indemnification from the other under this Section, it shall notify the other party in writing within thirty (30) days of notice of any claim or suit and shall cooperate fully with the other party in the defense of all such claims or suits. The indemnifying party shall have control of any suit, and no settlement or compromise shall be made or binding on the indemnifying party without its prior written consent.

17.0-CIBA WARRANTIES

         CIBA warrants to KPI that the sales of the Products shall not infringe any patent, trade secret or other proprietary rights and that manufacture of the Product according to specifications furnished by CIBA to KPI represents compliance with applicable regulatory-approved documents. CIBA shall indemnify, defend and hold KPI harmless from and against any and all judgments, liabilities, damages, losses, costs or other expenses (including reasonable attorney fees) arising from claims that any Product infringes patent or other proprietary rights of a third party or that any Product manufactured according to said specification is not in compliance with applicable regulatory-approved documents.

18.0-DEFAULT

         If either party hereto shall fail to perform or fulfill, at the time and in the manner herein provided, any obligation or condition required to be performed or fulfilled by such party, and (a) if such party fails to remedy any such default (other than a default in a monetary payment) within sixty (60) days written notice theretofore given to it by the other party, or (b) if such failure consists of a default in a monetary payment which is not in dispute and the defaulting party fails to make such payment within thirty (30) days written notice theretofore given to it by the other party, or (c) if either party files a bankruptcy petition or initiates a similar proceeding under state or federal law, or is insolvent, or (d) if either party, following the other party's written request therefor, fails to provide adequate written assurances of its intent and ability to timely and fully discharge its obligations under this Agreement, such other party thereafter shall have the immediate right to terminate this Agreement upon written notice of a default termination. Nothing contained in this Section shall be construed to exclude any other remedy for legal or equitable relief otherwise provided.

19.0 DISPOSITION OF PROPERTY UPON TERMINATION

         Upon termination of this Agreement, KPI, at the request of CIBA, shall permit any Product or any Furnished Materials then held by KPI to remain at KPI's facility, without cost or charge to CIBA, for a period not exceeding ten
(10) days after termination, as CIBA to dispose or arrange for the disposition of such property. During such 10-day period, CIBA shall have the right to enter the facility at any time during normal business hours in order to arrange for the disposition of such Product or Furnished Materials, and CIBA will remove or cause the removal of all such property within such 10-day period.

20.0-INDEPENDENT CONTRACTOR

         CIBA neither assumes nor authorizes any representative or other person to assume for it any obligation or liability other than such as is expressly set forth herein. KPI shall be an independent contractor with respect to the services to be performed hereunder. Neither KPI nor its employees shall be deemed servants, joint venturers, partners, employees or agents of CIBA.

         Both KPI and CIBA acknowledge that this Agreement does not constitute a partnership, joint venture, cooperative effort, or any relationship between the parties other than as independent contractors.

21.0-FORCE MAJEURE

         Delay in or failure of performance by either party hereto shall be excused if and to the extent that such delay or failure is caused by an occurrence beyond the reasonable control of the party affected, including but not limited to the availability of raw materials, acts of God, compliance with orders of any governmental authority whether valid or invalid, acts of war, rebellion, fires, floods, explosions, storms, riots, strikes or any similar cause. Upon the happening of an event constituting Force Majeure, the party affected thereby shall be excused from performance during its continuance. Such party shall promptly notify the other in writing of the happening of the event and of the time during which it is anticipated such event will affect the notifying party's ability to perform its obligations under this Agreement. The party invoking the terms of this Section shall use its reasonable efforts to correct or ameliorate conditions giving rise to any delay or failure of performance; but the settlement of any strike or labor dispute will be entirely within the discretion of the affected party.

22.0-CONFIDENTIALITY

         During the term of this Agreement it may be necessary for one party to disclose to the other certain confidential information including, but not limited to, Product information, manufacturing information, testing methods, forecasts, marketing plans, proposals, improvements and quality assurance requirements (hereinafter "Confidential Information"). For a period of five (5) years after the termination or expiration of this Agreement with respect to the Product (including any extension hereof), the party receiving any such Confidential Information from the disclosing party hereunder shall exercise due care at all times to prevent the unauthorized disclosure or use of Confidential Information relating to said Product. This obligation shall not apply to:

         (a) information which is known to the receiving party prior to disclosure or is independently developed by the receiving party, as evidenced by such party's written records;

         (b) information disclosed to the receiving party hereunder in a non-confidential manner by a third party who has a right to make a disclosure and does not have an obligation of confidentiality to the disclosing party hereunder with respect to this disclosure;

         (c) information which is or becomes (through no breach or fault of the receiving party) patented, published or otherwise part of the public domain; and

         (d) information which is required to be disclosed under penalty of law; provided, however, that the receiving party has taken all steps available under law (but not the institution of legal action) to protect this information and notifies the disclosing party hereunder of its obligation to make the disclosure sufficiently prior to the time such disclosure is made to allow the disclosing party to seek a protective order.

         All copies of Confidential Information disclosed in writing by one party to the other shall be returned to the disclosing party within thirty (30) days of the termination of this Agreement; however, the return of said copies does not relieve the parties of their continuing obligation under this Agreement to maintain the confidentiality of this information.

23.0-GENERAL PROVISIONS

23.1 NOTICES. Any notices permitted or required by this Agreement shall be sent by telex or telecopy, or by certified or registered mail, and shall be effective when received if sent and addressed as follows, or to such other address as may be designated by a party in writing:

         If to KPI:        Jefferson J. Gregory, Executive Vice President/General Manager
                           King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee 37620

         with a copy to:   John A. A. Bellamy, Corporate Counsel
                           King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee 37620

         If to CIBA:       Animal Health Division
                           Ciba-Geigy Corporation
                           Post Office Box 18300
                           Greensboro, North Carolina 27419-8300

         with copy to:     Legal Department
                           Ciba-Geigy Corporation
                           Post Office Box 18300
                           Greensboro, North Carolina 27419-8300

23.2 ENTIRE AGREEMENT. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

23.3 WAIVER. No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

23.4 OBLIGATIONS TO THIRD PARTIES. Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.

23.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld. An attempted assignment, without such consent, shall be void.

23.6 BIDS ON GOVERNMENTAL CONTRACTS. CIBA agrees that it will not offer a bid relating to Products produced under this Agreement to any governmental agency without the expressed written consent of KPI.

23.7 GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of Tennessee and any action brought by either party shall be maintained exclusively in courts of the State of Tennessee.

23.8 SEVERABILITY. In the event that any provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or is otherwise unenforceable, that provision shall be ineffective to the extent of the violation without invalidating any other provision hereof.

23.9 HEADINGS. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

23.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

23.11 SCHEDULES. The Schedules attached hereto are made a part of this Agreement as if fully set forth herein.

23.12 CONSTRUCTION OF VARIOUS WORDS AND PHRASES. The word "hereby", "hereunder", and similar words refer to this entire Agreement and not merely to the sections, subsections, or paragraphs wherein such words may appear. "Including", "includes", and "include" and similar terms shall mean "including without limitation," "includes without limitation," and "include without limitation."

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CIBA-GEIGY CORPORATION                                KING PHARMACEUTICALS, INC.


By:/s/ T.P. McGowan                           By:  /s/ John M. Gregory
   --------------------------------               ------------------------------


Name: T.P. McGowan                             Name: John M. Gregory
     ------------------------------                 ----------------------------


Title: President                               Title: President
      -----------------------------                  ---------------------------

                                   ADDENDUM TO
                        MANUFACTURE AND SUPPLY AGREEMENT
                                       FOR
          PROGRAM(R) SUSPENSION & INTERCEPTOR(R) BEEF FLAVORED TABLETS

         WHEREAS, KING PHARMACEUTICALS, Inc. ("KING") and CIBA-GEIGY Corporation ("CIBA") have previously entered into and executed a Manufacture and Supply Agreement with an effective date of July 17, 1995 (the "Agreement") obligating KING to provide, and CIBA to purchase, subject to the terms and conditions of the Agreement, Program(R) Suspension and Interceptor(R) Beef Flavored Tablets (as more particularly defined as "Products" in the Agreement),

         WHEREAS, Section 3.0 of the Agreement also obligates KING to conduct a stability program for the Products according to the specifications as set out in Schedule C of the Agreement,

         WHEREAS, CIBA is obligated to conduct a routine stability for purposes of GMP compliance and in fulfillment of stability requirements in CIBA's NADA for the Products,

         WHEREAS, CIBA does not want KING to conduct or maintain any stability program on the Products other than one three-year study for Interceptor(R) Beef Flavored Tablets which study is scheduled to conclude in May of 1996, and

         WHEREAS, CIBA has contracted with another independent third party to conduct and maintain a stability program for the Products at no expense or risk of loss or injury to KING:

NOW, THEREFORE in consideration of the foregoing KING and CIBA mutually agree to the following:

1. Section 3.0 of the Agreement is deleted in its entirety and a new Section 3.0 inserted in its stead as follows:

              This agreement contemplates no development work.
              Any arrangement for development work will be negotiated by the parties and memorialized in a separate agreement. KING shall have no obligation or responsibility to conduct, maintain, supervise or monitor any stability program for the Products other than a three (3)-year stability study for

             Interceptor(R) beef-flavored tablets which is scheduled to conclude in May of 1996. From time to time KING may request copies of the routine stability work being performed by or on behalf of CIBA and CIBA shall promptly furnish same to KING.

2. To the extent not otherwise changed or effected by Paragraph 1 above of this Addendum, the Parties agree that all terms, conditions and/or covenants included in the Manufacture and Supply Agreement, effective July 17, 1995, will continue to have the same force and effect originally intended.

3. CIBA agrees to indemnify and hold KING harmless from any and all claims, contests, complaints, or causes of action arising out of, steming from or related to CIBA's corporate decision to not have KING perform routine stability programs for the Products.

4. This written Addendum is intended to be a modification or amendment of the Amendment as contemplated under Section 23.2 of the Agreement and shall be binding upon the parties.

   IN WITNESS WHEREOF, the parties hereto have each caused this Addendum to be executed by their duly authorized officers to be retroactively effective as of July 17, 1995.

CIBA-GEIGY CORPORATION                 KING PHARMACEUTICALS, INC.


BY: /s/ T.P McGowan                    BY: /s/ John A.A. Bellamy
   --------------------------------       --------------------------------------


NAME: T.P. McGowan                     NAME: John A.A. Bellamy
     ------------------------------       --------------------------------------


TITLE: President and ?                 TITLE: Vice President and General Counsel
      -----------------------------          -----------------------------------


DATE:  3/6/96                          DATE: Jannuary 17, 1996
     ------------------------------         ------------------------------------

                             SECOND ADDENDUM TO THE



                             MANUFACTURE AND SUPPLY
                                    AGREEMENT


                          INTERCEPTOR(R) BEEF FLAVORED
                                     TABLETS

                                        &


                              PROGRAM(R) SUSPENSION



Between                    Novartis Animal Health US, Inc.
                           1500 Pinecroft Road Suite 400
                           Greensboro, North Carolina 27407

and                        King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee 37620

WHEREAS there exists a Manufacture and Supply Agreement dated July 17, 1995 (hereinafter the "Original Agreement") between Novartis Animal Health US, Inc. (hereinafter "Novartis"), successor to Ciba-Geigy Corporation and King Pharmaceuticals, Inc. (hereinafter "King"), as amended by the First Addendum executed March 6, 1996;

WHEREAS the parties wish to modify specific terms of the Original Agreement and extend its term;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. To extend the term of the Original Agreement with respect to Interceptor(R) until December 31, 1999. King shall be the exclusive manufacturer of Interceptor for Novartis through the term of this extension:

2. Novartis agrees to purchase and King agrees to provide a minimum of fifty
   (50) batches of Interceptor in 1997. The forecast for the 1997 requirements is attached as Exhibit 1.

3. For the contract year 1998, Novartis agrees to purchase and King agrees to provide a minimum of thirty (30) batches of Interceptor. The forecast for the 1998 requirements is attached as Exhibit 2.

4. For the contract year 1999, Novartis agrees to purchase and King agrees to provide a minimum of thirty (30) batches of Interceptor. The forecast for the 1999 requirements is attached as Exhibit 3.

5. The Transfer Price for Interceptor for the additional contract years stated herein will remain the Transfer Price as stated in Exhibit E to the Original Agreement.

6. The ordering of each batch of Interceptor will be through Purchase Order in accordance with Section 7.2 of the Original Agreement.

7. The parties agree that the forecast amounts contained in the Exhibits attached hereto shall be firm and binding minimum commitments and that the number of batches may be increased or decreased by up to 75% (in whole batch sizes) in each month by so indicating in the Purchase Order. In the event that the orders are decreased however, Novartis agrees to order and take delivery of at least the number of batches projected in each six-month calendar period of January through June and July through December for the 1998 and 1999 contract years, as set out in Exhibits 2 and 3 to the Addendum.

8. The specifications for Interceptor set forth in schedule A, Part II, attached to the Original A greement shall be replaced in their entirety by the specifications for

    Interceptor set forth in the revised Schedule A, Part II, attached to this Second Addendum, to facilitate removal of dyes from Interceptor.

9. This Agreement does not include conditions or volumes for the production of the so-called "Italian Batches". The "Italian Batches" will continue to be manufactured under a separate understanding.

10. Concerning Program(R) Suspension orders for 1997, Novartis agrees to pay and King agrees to receive upon execution of this Second Addendum a one time pay-out of $350,000, via wire transfer in immediately available United States funds to an account designated by King in lieu of any monetary penalty or compensation owed by Novartis under the Guaranteed Purchases provisions of the Original Agreement for Program Suspension in 1997. This payment fully satisfies Novartis' liability to King pursuant to the terms of the minimum Guaranteed Purchase provisions of the Original Agreement for Program Suspension.

11. For contract years 1998 and 1999, there will be no Guaranteed Purchases of Program Suspension.

12. King agrees to manufacture Program Suspension on an as-ordered basis through the use of Purchase Orders with a 60 day order to delivery lead time through the term of this contract extension. The terms and conditions of the Original Agreement shall govern Purchase Orders for Program Suspension submitted by Novartis to King pursuant to this paragraph 12.

13. To the extent not otherwise changed or affected by Paragraphs 1 through 12 above of this Second Addendum, the Parties agree that all terms, conditions and/or covenants included in the Manufacture and Supply Agreement, effective July 17, 1995, and as amended by the First Addendum, will continue to have the same force and effect originally intended.

IN WITNESS WHEREOF, the parties hereto have each caused this Second Addendum to be executed by their duly authorized officers to be effective as of the date of the last party to sign.

Novartis Animal Health US, Inc.                  King Pharmaceuticals, Inc.

/s/                                              /s/
-------------------------                        ------------------------
                                                 CEO

  Date:   7-29-97                                Date:   7-30-97
       ------------                                   ------------